Exhibit 99.1

05-28
For further information:
Media: John P. Barnett, Director of External Affairs
713-989-7556

Investors: John F. Walsh, Director of Investor Relations
1-800-321-7423

SOUTHERN UNION COMPANY ANNOUNCES APPOINTMENT
OF SENIOR EXECUTIVE VICE PRESIDENT

SCRANTON, Pa., November 18, 2005 —The board of directors of Southern Union Company (NYSE: SUG) today announced the appointment of Eric D. Herschmann, 41, to senior executive vice president, effective Nov. 16, 2005.

George L. Lindemann, chairman, president and chief executive officer of Southern Union, said, “In this newly-created position, Eric will bring to bear his business and legal skills, together with his long experience with the company, its directors and officers and his knowledge of the natural gas industry.”

Herschmann, a partner specializing in litigation at the New York office of Kasowitz, Benson, Torres & Friedman LLP, has been serving as interim general counsel of the company since January 2005 and will continue in that capacity in the near-term. He has served as counsel for Southern Union since 1997, was named national litigation counsel for the company in 1999 and was involved in Southern Union’s sale of its Texas local distribution company to ONEOK in 2003 and the Panhandle Energy and CrossCountry Energy acquisitions in 2003 and 2004, respectively. Herschmann also has represented the board and board committees. Herschmann will remain a Kasowitz partner, and the firm will continue to represent the company in the future.

Prior to joining Kasowitz in 1996, Herschmann served as vice president and legal counsel of the investigations department at Citibank, N.A., where he managed a team of investigators supporting Citicorp on a global basis. From 1987 to 1993, Herschmann was an assistant district attorney and senior investigative and trial counsel for the New York County District Attorney’s Office.

Herschmann earned a B.A. from Yeshiva University in 1984 and a law degree in 1987 from Benjamin N. Cardozo School of Law, where he served as editor of the International Law Journal and member of the Moot Court Board.

Herschmann resides in Englewood, New Jersey.

In addition, Southern Union announced the adoption by its board of directors of a succession plan in the event of the death, disability or retirement of George L. Lindemann, chairman, president and chief executive officer of the company. The plan was developed by the company’s corporate governance committee, which is comprised of independent directors, and charged with oversight of management succession issues. Lindemann is actively engaged in the management of the company and no retirement announcement is expected. “The corporate governance committee encouraged the board of directors to adopt this formal succession plan as a matter of good corporate governance practices rather than any concern regarding George Lindemann’s health, ability or intent to continue to lead Southern Union,” stated George Rountree, III, chairman of the corporate governance committee.

Under the succession plan, Adam M. Lindemann, would become chairman of the board of directors of the company and Eric D. Herschmann would become president and chief executive officer.

Adam Lindemann, 44, who is George Lindemann’s son, has been a member of the company’s board of directors since 1990 and is currently chairman of its investment committee and a member of its finance committee. He is co-founder and president of Mega Communications, a Spanish radio group serving the East Coast of the United States. Previously, Lindemann was a senior vice president in the arbitrage group of Oppenheimer & Company. Before joining Oppenheimer, Lindemann was vice president and a member of the board of directors of Metro Mobile CTS, Inc., which was the nation’s second largest independent cellular telephone company until its merger with Bell Atlantic Corporation in 1992.

Lindemann received a B.A. from Amherst College in 1983 and a law degree from Yale Law School in 1987.

He resides in New York City.

About Southern Union Company
Southern Union Company is engaged primarily in the transportation, storage and distribution of natural gas.
Through Panhandle Energy, the company owns and operates 100% of Panhandle Eastern Pipe Line Company, Trunkline Gas Company, Sea Robin Pipeline Company, Southwest Gas Storage Company and Trunkline LNG Company - one of North America’s largest liquefied natural gas import terminals. Through CCE Holdings, LLC, Southern Union also owns a 50% interest in and operates the CrossCountry Energy pipelines, which include 100% of Transwestern Pipeline Company and 50% of Citrus Corp. Citrus Corp. owns 100% of the Florida Gas Transmission pipeline system. Southern Union’s pipeline interests operate approximately 18,000 miles of interstate pipelines that transport natural gas from the San Juan, Anadarko and Permian Basins, the Rockies, the Gulf of Mexico, Mobile Bay, South Texas and the Panhandle regions of Texas and Oklahoma to major markets in the Southeast, West, Midwest and Great Lakes region.
Through its local distribution companies, Missouri Gas Energy, PG Energy and New England Gas Company, Southern Union also serves approximately one million natural gas end-user customers in Missouri, Pennsylvania, Rhode Island and Massachusetts.
For further information, visit www.southernunionco.com.

Forward-Looking Information:
This news release includes forward-looking statements. Although Southern Union believes that its expectations are based on reasonable assumptions, it can give no assurance that such assumptions will materialize. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein are enumerated in Southern Union’s Forms 10-K and 10-Q as filed with the Securities and Exchange Commission.  The company assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the company, whether as a result of new information, future events, or otherwise.
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